Exhibit 10.3

TERMS AND CONDITIONS FOR PARTICIPANTS LOCATED OUTSIDE THE U.S.

RESTRICTED STOCK UNIT AWARD

ADVANCED MICRO DEVICES, INC. 2004 EQUITY INCENTIVE PLAN

The following Terms and Conditions, together with the accompanying Confirmation of Grant of Restricted Stock Units (“RSUs”) and any country-specific terms and conditions contained in the Appendix (as described in Section 17, below), comprise your agreement (the “Agreement”) with Advanced Micro Devices, Inc. (the “Company”) regarding the RSUs awarded under the Advanced Micro Devices, Inc. 2004 Equity Incentive Plan (the “Plan”). Capitalized terms not specifically defined herein shall have the same meaning assigned to them in the Plan

1. Vesting of Restricted Stock Units. The RSUs will vest on the date(s) shown on the Confirmation of Grant of Restricted Stock Units provided that you continue to be a Service Provider through each vesting date.

2. Issuance of Shares. After the RSUs vest, the shares will be issued in your name without restrictions as soon as practicable after you have satisfied Tax-Related Items obligations (see Section 5, below) and subject to any country-specific terms and conditions set forth in the Appendix.

3. Nontransferability of Restricted Stock Units. The RSUs may not be pledged, assigned, sold, or otherwise transferred.

4. Forfeiture of Restricted Stock Units. If your status as a Service Provider terminates for any reason before the vesting date(s) shown on the Confirmation of Grant of Restricted Stock Units, your unvested RSUs will be cancelled and you will not have any right to receive shares of AMD common stock (“Shares”) pursuant to the RSUs.

5. Responsibility for Taxes. Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the issuance of Shares upon settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(1)	withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; or

(2)	withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or

(3)	withholding in Shares to be issued upon vesting/settlement of the RSUs.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

6.	Other Terms and Conditions.

a. The Plan. This Agreement is further subject to the terms and provisions of the Plan. Only certain provisions of the Plan are described in these Terms and Conditions. As a condition to your receipt of the RSUs and the Shares upon vesting, you acknowledge and agree to the terms and conditions of the Agreement and the terms and provisions of the Plan.

b. Stockholder Rights. Until the Shares are issued, you have no right to vote or receive dividends or any other rights as a stockholder with respect to the RSUs.

c. Employment Relationship. Nothing in the Agreement shall confer on you any right to continue in the employ of your Employer nor shall interfere with or restrict rights of your Employer, which are hereby expressly reserved, to discharge you at any time, with or without cause provided in compliance with applicable local laws.

d. Change of Control. If your employment is terminated by your Employer for any reason other than for Misconduct or, if applicable, by you as a result of a Constructive Termination, within one year after a Change of Control, then the Shares shall become fully vested upon the date of termination.

e. Declination of RSUs. If you wish to decline your RSUs, you must complete and file the Declination of Grant form with Corporate Compensation and Benefits by the deadline for such declination. Your declination is non-revocable, and you will not receive a grant of stock options or other compensation as replacement for the declined RSUs.

7. Nature of Grant. In accepting the grant, you acknowledge that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past;

(c) all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company;

(d) your participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment relationship at any time;

(e) you are voluntarily participating in the Plan;

(f) the RSUs and the Shares subject to the RSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of your employment contract, if any;

(g) the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;

(h) the RSUs and the Shares subject to the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, its Parent, or any Subsidiary or Affiliate of the Company;

(i) the RSU grant and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company, its Parent or any Subsidiary or Affiliate of the Company;

(j) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(k) in consideration of the grant of the RSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of your employment with the Company or the Employer (for any reason whatsoever and whether or not in breach of Applicable Laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;

(l) in the event of termination of your employment (whether or not in breach of local labor laws), your right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under applicable local laws (e.g., active employment would not include a period of “garden leave” or similar period pursuant to applicable local laws); the Administrator shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your RSU grant; and

(m) the RSUs and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

8. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

9. Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other RSU Award Documentation by and among, as applicable, the Employer, the Company, its Parent or any Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data will be transferred to a Company–designated Plan broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, its Plan broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of

Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

10. Compliance with Laws and Regulations. The issuance and transfer of the Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

11. Successors and Assigns. The Company may assign any of its rights under the Agreement. The Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer contained herein, the Agreement will be binding upon you and your heirs, executors, administrators, legal representatives, successors and assigns.

12. Governing Law; Severability. The Agreement shall be governed by and construed in accordance with the internal laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California, excluding that body of laws pertaining to conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

If any provision of the Agreement is determined by a court of law to be illegal or unenforceable, in whole or in part, that provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

13. Further Instruments. The parties agree to execute further instruments and to take further actions as may be reasonably necessary to carry out the purposes and intent of the Agreement.

14. Language. If you have received the Agreement or any other Award Documentation translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

15. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with Applicable Laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

17. Headings. The captions and headings of the Agreement are included for ease of reference only and will be disregarded in interpreting or construing the Agreement. All references herein to Sections will refer to Sections of the Agreement.

18. Appendix. Notwithstanding any provisions in the Award Documentation, the RSU grant shall be subject to any special terms and conditions for your country set forth in an Appendix to the Terms and Conditions. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan. The Appendix constitutes part of the Agreement.

19. Entire Agreement. The Plan, these Terms and Conditions, the Appendix and the Confirmation of Grant of Restricted Stock Units constitute the entire agreement and understanding of the parties with respect to the subject matter of the Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties with respect to the specific subject matter hereof.

APPENDIX

Terms and Conditions for Participants Located Outside the U.S.

Restricted Stock Unit Award

Advanced Micro Devices, Inc. 2004 Equity Incentive Plan

This Appendix to the Terms and Conditions for Participants Located Outside the U.S. includes additional terms and conditions that govern the grant RSUs in your country. Capitalized terms not explicitly defined in this Appendix have the definitions ascribed to them in the Advanced Micro Devices, Inc. 2004 Equity Incentive Plan (the “Plan”) and/or the Terms and Conditions for Participants Located Outside the U.S. (as applicable).

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2008. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at vesting of the RSUs or the subsequent sale of the Shares or receipt of any dividends or dividend equivalents.

In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you.

ARGENTINA

Notifications

Securities Law Information. Neither the RSUs nor the issuance of Shares are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.

Exchange Control Information. In the event that you transfer proceeds in excess of US$2,000,000 from the sale of Shares into Argentina in a single month, you will be subject to certain exchange control laws. Please note that exchange control regulations in Argentina are subject to frequent change. You should consult with your personal legal advisor regarding any exchange control obligations that you may have.

AUSTRALIA

Notifications

Securities Law Information. If you acquire Shares pursuant to the RSUs and you offer the Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on disclosure obligations prior to making any such offer.

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, you will be required to file the report.

BELGIUM

There are no country specific provisions.

BRAZIL

Notifications

Exchange Control Information. If you are a resident or domiciled in Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Please note that the US$100,000 threshold may be changed annually.

CANADA

Notifications

French Language Provision. The following provisions will apply if you are a resident of Quebec:

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

Termination of Service. The following provision replaces Section 4 of the Terms and Conditions:

In the event of the termination of your status as Service Provider for any reason (whether or not in breach of local labor laws), all unvested RSUs shall be immediately forfeited without consideration. For purposes of the preceding sentence, your right to vest in the RSUs will terminate effective as of the date that is the earlier of (1) the date you receive notice of termination from your Employer, or (2) the date you are no longer actively providing service, regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to statutory law, regulatory law and/or common law); the Company shall have the exclusive discretion to determine when you are no longer actively providing service for purposes of the RSUs.

Authorization to Release and Transfer Necessary Personal Information. The following provision supplements Section 9 of the Terms and Conditions:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, any Parent, Subsidiary or Affiliate and the Administrator of the Plan to disclose and discuss the Plan with their advisors. You further authorize the Company and any Parent, Subsidiary or Affiliate to record such information and to keep such information in your employee file.

CHINA

Terms and Conditions

Settlement of Restricted Stock Units and Sale of Shares. The following provision supplements Section 2 of the Terms and Conditions:

You agree to maintain any Shares you obtain upon vesting in an account with the designated plan broker prior to sale. Further, you agree to sell all shares issued upon vesting of the RSUs promptly upon notice of termination of your employment with the Company or its Parent, Subsidiary, Affiliate or the Employer. You agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such Shares. You agree to sign any forms and/or consents required by the Company’s broker to effectuate the sale of Shares in case of termination of employment. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Furthermore, you acknowledge that the sale of Shares upon termination of employment will be made as soon as administratively possible after stock plan administration is aware of your termination, but the Company is not committing to sell the Shares at any particular time after termination of employment. However, you are always free to sell the Shares yourself at any time prior to the date the Company arranges for the sale of the Shares. Upon the sale of the Shares, the Company agrees to pay you the cash proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related

Items. You acknowledge that you are not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of this Agreement.

Exchange Control Requirements. You understand and agree that, pursuant to local exchange control requirements, you will be required to repatriate the cash proceeds from the sale of the Shares issued upon the vesting of the RSUs to China. You further understand that, under Applicable Laws, such repatriation of your cash proceeds may need to be effectuated through a special exchange control account established by the Company, its Parent, Subsidiary or Affiliate or the Employer, and you hereby consent and agree that any proceeds from the sale of any Shares you acquire may be transferred to such special account prior to being delivered to you. You also understand that the Company will deliver the proceeds to you as soon as possible, but there may be delays in distributing the funds to you due to exchange control requirements in China. Proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to you in U.S. dollars, you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to you in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

FRANCE

Notifications

Tax Information. The RSUs are not intended to be French tax-qualified Awards.

Terms and Conditions

French Language Provision. By signing and returning this Agreement, you confirm having read and understood the documents relating to the Plan which were provided to you in English language. You accept the terms of those documents accordingly.

French translation: En signant et renvoyant ce Contrat vous confirmez ainsi avoir lu et compris les documents relatifs au Plan qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

FINLAND

There are no country specific provisions.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for you. In addition, you must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.

HONG KONG

Terms and Conditions

Warning: The RSUs and Shares issued at vesting do not constitute a public offering of securities under Hong Kong law and are available only to Service Providers of the Company, its Parent, Subsidiary or Affiliate. The Agreement, including this Appendix, the Plan and other incidental Award Documentation have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor has the Award Documentation been reviewed by any regulatory authority in Hong Kong. The RSUs are intended only for the personal use of each eligible Service Provider of the Employer, the Company, its Parent or any Subsidiary or Affiliate and may not be distributed to any other person. If you are in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, you should obtain independent professional advice.

Settlement of Restricted Stock Units and Sale of Shares. The following provision supplements Section 2 of the Terms and Conditions:

In the event your RSUs vest and Shares are issued to you within six months of the date of grant, you agree that you will not dispose of any Shares acquired prior to the six-month anniversary of the date of grant.

Notifications

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

INDIA

Terms and Conditions

Fringe Benefit Tax Obligation. By accepting the RSUs, you consent and agree to assume any and all liability for fringe benefit tax that may be payable by the Company and/or the Employer in connection with the RSUs at the discretion of the Company and/or the Employer. Further, by accepting the RSUs, you agree that the Company and/or the Employer may collect the fringe benefit tax from you by any of the means set forth in Section 5 of the Terms and Conditions, or any other reasonable method established by the Company. You also agree to execute any other consents or elections required to accomplish the foregoing, promptly upon request by the Company.

Notifications

Exchange Control Information. You understand that you must repatriate any proceeds from the sale of Shares acquired under the Plan to India and convert the proceeds into local currency within 90 days of receipt. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of fund in the event the Reserve Bank of India or the Employer requests proof of repatriation.

IRELAND

Notifications

Director Notification Obligation. If you are a director, shadow director or secretary of the Company’s Irish Parent, Subsidiary or Affiliate, you must notify the Irish Parent, Subsidiary or Affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., RSUs, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

ITALY

Terms and Conditions

Authorization to Release and Transfer Necessary Personal Information. The following provision replaces in its entirety Section 9 of the Terms and Conditions:

You understand that the Employer and/or the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all RSUs or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing your participation in the Plan. You are aware that providing the Company with your Data is necessary for the performance of the Agreement and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan.

The Controller of personal data processing is Advanced Micro Devices, Inc., One AMD Place, Sunnyvale, California 94088, USA, and, pursuant to D.lgs 196/2003, its representative in Italy is Advanced Micro Devices, Spa. Via Montefeltro, 420156 Milano, Italy. You understand that the Data may be transferred to the Company or any of its Parent, Subsidiaries or Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required to a broker or other third party with whom Shares acquired pursuant to the vesting of the RSUs or cash from the sale of such Shares may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. The processing activity, including the transfer of your personal data abroad, outside of the European Union, as herein specified and pursuant to Applicable Laws and regulations, does not require your consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. You understand that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.

You understand that Data will be held only as long as is required by law or as necessary to implement, administer and manage your participation in the Plan. You understand that pursuant to art.7 of D.lgs 196/2003, you have the right, including but not limited to, access, delete, update, request the rectification of your Data and cease, for legitimate reasons, the Data processing. Furthermore, you are aware that your Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting a local representative available at the following address: Advanced Micro Devices, Spa. Via Montefeltro, 420156 Milano, Italy.

Plan Document Acknowledgment. In accepting the RSUs, you acknowledge that you have received a copy of the Plan and the Agreement and have reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix. You further acknowledge that you have read and specifically and expressly approve the following sections of the Terms and Conditions: Section 1: Vesting of Restricted Stock Units, Section 2: Issuance of Shares; Section 4: Forfeiture of Restricted Stock Units; Section 5: Responsibility for Taxes; Section 7: Nature of Grant and the Authorization to Release Transfer Necessary Personal Information above.

Notifications

Exchange Control Information. You are required to report in your annual tax return: (a) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (b) any foreign investments or investments (including proceeds from the sale of RSUs acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy. You exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on your behalf.

JAPAN

There are no country specific provisions.

KOREA

Notifications

Exchange Control Information. If you realize US$500,000 or more from the sale of Shares, Korean exchange control laws require you to repatriate the proceeds to Korea within 18 months of the sale.

MALAYSIA

Notifications

Malaysian Insider Trading Notification. You should be aware of the Malaysian insider-trading rules, which may impact your acquisition or disposal of Shares or rights to Shares under the Plan. Under the Malaysian insider-trading rules, you are prohibited from acquiring or selling Shares or rights to Shares (e.g., an Award under the Plan) when you are in possession of information which is not generally available and which you know or should know will have a material effect on the price of Shares once such information is generally available.

Director Notification Obligation. If you are a director of the Company’s Malaysian Parent, Subsidiary or Affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Parent, Subsidiary or Affiliate in writing when you receive or dispose of an interest (e.g., an Award under the Plan or Shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.

MEXICO

Terms and Conditions

No Entitlement or Claims for Compensation. These provisions supplement Sections 6 and 7 of the Terms and Conditions:

Modification. By accepting the RSUs, you understand and agree that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement. The Award of RSUs the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at One AMD Place, Sunnyvale, CA 94088, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and the acquisition of Shares does not, in any way, establish an employment relationship between you and the Company since you are participating in the Plan on a wholly commercial basis and the sole employer is Advanced Micro Devices, Blvd. Manuel Ávila Camacho No. 40, Torre Esmeralda 1, Piso 18 Col. Lomas de Chapultepec México DF, CP 11000—México., nor does it establish any rights between you and the Employer.

Plan Document Acknowledgment. By accepting the Award of RSUs, you acknowledge that you have received copies of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and the Agreement.

In addition, by signing the Agreement, you further acknowledge that you have read and specifically and expressly approve the terms and conditions in Section 7 of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Parent, Subsidiary or Affiliate are not responsible for any decrease in the value of the Shares underlying the RSUs.

Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of your participation in the Plan and therefore grant a full and broad release to the Employer, the Company and any Parent, Subsidiary or Affiliate with respect to any claim that may arise under the Plan.

Spanish Translation

Reconocimiento de la Ley Laboral. Estas disposiciones complementan el apartado 14 del Acuerdo:

Modification. Al aceptar las Unidades de Acción Restringida, usted reconoce y acuerda que cualquier modificación del Plan o su terminación no constituye un cambio o desmejora de los términos y condiciones de empleo.

Declaración de Política. El Otorgamiento de Unidades de Acción Restringida de la Compañía en virtud del Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier tiempo, sin responsabilidad alguna.

La Compañía, con oficinas registradas ubicadas en One AMD Place, Sunnyvale, CA 94088, U.S.A., es la única responsable de la administración del Plan y de la participación en el mismo y la adquisición de Acciones no establece de forma alguna una relación de trabajo entre usted y la Compañía, ya que su participación en el Plan es completamente comercial y el único empleador es Advanced Micro Devices, Blvd. Manuel Ávila Camacho No. 40, Torre Esmeralda 1, Piso 18 Col. Lomas de Chapultepec México DF, CP 11000—México, así como tampoco establece ningún derecho entre la persona que tenga el derecho a optar y el Empleador.

Reconocimiento del Documento del Plan. Al aceptar el Otorgamiento de las Unidades de Acción Restringida, usted reconoce que ha recibido copias del Plan, ha revisado el mismo, al igual que la totalidad del Acuerdo y, que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo.

Adicionalmente, al firmar el Acuerdo, reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la Renuncia de Derecho o Reclamo por Compensación, apartado 7 del Acuerdo, en el cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como su Sociedad controlante, Subsidiaria o Filiales no son responsables por cualquier disminución en el valor de las Acciones en relación a las Unidades de Acción Restringida.

Finalmente, declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, en consecuencia, otorga el más amplio finiquito al Empleador, así como a la Compañía, a su Sociedad controlante, Subsidiaria o Filiales con respecto a cualquier demanda que pudiera originarse en virtud del Plan.

NETHERLANDS

Notifications

Insider-Trading Notification. You should be aware of the Dutch insider-trading rules, which may impact the sale of Shares issued to you at vesting and settlement of the RSUs. In particular, you may be prohibited from effectuating certain transactions involving Shares if you have inside information about the Company. If you are uncertain whether the insider-trading rules apply to you, you should consult your personal legal advisor.

POLAND

Notifications

Exchange Control Information. If you hold foreign securities (including Shares) and maintain accounts abroad, you may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash held in such foreign accounts exceeds €10,000, you must file reports on the transactions and balances of the accounts on a quarterly basis by the 20th day of the month following the end of each quarter and an annual report by no later than January 30 of the following calendar year. Such reports are filed on special forms available on the website of the National Bank of Poland.

SINGAPORE

Notifications

Securities Law Information. The Award of RSUs is being made in reliance of section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”) for which it is exempt from the prospectus and registration requirements under the SFA.

Director Notification Obligation. If you are a director, associate director or shadow director of the Company’s Singapore Parent, Subsidiary or Affiliate, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore Parent, Subsidiary or Affiliate in writing when you receive an interest (e.g., an Award or Shares) in the Company or any Parent, Subsidiary or Affiliate. In addition, you must notify the Company’s Singapore Parent, Subsidiary or Affiliate when you sell Shares or shares of any Parent, Subsidiary or Affiliate (including when you sell Shares issued upon vesting and settlement of the RSUs). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any Parent, Subsidiary or Affiliate. In addition, a notification of your interests in the Company or any Parent, Subsidiary or Affiliate must be made within two days of becoming a director.

SPAIN

Terms and Conditions

No Entitlement for Claims or Compensation. The following provision supplements Section 7 of the Terms and Conditions:

By accepting the RSUs, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan document.

You understand that the Company has unilaterally, gratuitously and in its sole discretion decided to grant RSUs under the Plan to individuals who may be Consultants, Directors and Employees throughout the world. The decision is limited and entered into based upon the express assumption and condition that any RSUs will not economically or otherwise bind the Company or any Parent, Subsidiary or Affiliate, including the Employer, on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, you understand that the RSUs are granted on the assumption and condition that the RSUs shall not become part of any employment contract (whether with the Company or any Parent, Subsidiary or Affiliate, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from the grant of RSUs, which is gratuitous and discretionary, since the future value of the RSUs and the underlying Shares is unknown and unpredictable. You also understand that this grant of RSUs would not be made but for the assumptions and conditions set forth hereinabove; thus, you understand, acknowledge and freely accept that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the RSUs and any right to the underlying Shares shall be null and void.

Notifications

Exchange Control Information. You must declare the acquisition of Shares to the Dirección General de Política Comercial e Inversiones Exteriores (“DGPCIE”) of the Ministerio de Economia for statistical purposes. You must also declare the ownership of any Shares with the Directorate of Foreign Transactions each January while the Shares are owned. In addition, you wish to import the share certificates into Spain, you must declare the importation of such securities to the DGPCIE.

When receiving foreign currency payments derived from the ownership of Shares (i.e., dividends or sale proceeds), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

SWEDEN

There are no country specific provisions.

TAIWAN

Notifications

Exchange Control Information. You may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.

If the transaction amount is US$500,000 or more, you may be required to provide additional supporting documentation to the satisfaction of the remitting bank. Please consult your personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

THAILAND

Notifications

Exchange Control Information. When you sell Shares issued to you at vesting and settlement of the RSUs, you must repatriate all cash proceeds to Thailand and then convert such proceeds to Thai Baht within 360 days of repatriation. If the amount of your proceeds is US$20,000 or more, you must specifically report the inward remittance to the Bank of Thailand on a foreign exchange transaction form. If you fail to comply with these obligations, you may be subject to penalties assessed by the Bank of Thailand. You should consult your personal advisor before taking action with respect to remittance of proceeds from the sale of Shares into Thailand. You are responsible for ensuring compliance with all exchange control laws in Thailand.

TURKEY

There are no country specific provisions.

UNITED ARAB EMIRATES

There are no country specific provisions.

UNITED KINGDOM

Terms & Conditions

Tax Acknowledgment. The following provisions supplement Section 5: Responsibility for Taxes in the Terms and Conditions:

You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to account to HMRC with respect to the event giving rise to the Tax-Related Items (the “Taxable Event”) that cannot be satisfied by the means described in Section 5 of the Terms and Conditions. If payment or withholding is not made within ninety (90) days of the Taxable Event or such other period as required under U.K. law (the “Due Date”), you agree that the amount of any uncollected Tax-Related Items shall (assuming you are not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended)) constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in Section 5 of the Terms and Conditions. If you fail to comply with your obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver the Shares acquired under the Plan.

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), you will not be eligible for such a loan to cover the Tax-Related Items. In the event that you are a director or executive officer and the Tax-Related Items are not collected from or paid by you by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to you on which additional income tax and National Insurance contributions will be payable. You will be responsible for reporting and paying any income tax and National Insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.